Exhibit 10.12
FIRST AMENDMENT TO

EXECUTIVE CORPORATE EVENT AGREEMENT

This First Amendment (the “Amendment”) to the Joseph Y. Liu Executive Corporate Event Agreement (the “Agreement”) is made by and between Joseph Y. Liu (the “Executive”) and Oplink Communications, Inc. (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December ___, 2010.

WHEREAS, the Parties previously entered into the Agreement, effective March 21, 2003.

WHEREAS, the Company and Executive amend certain terms for conformity with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder.

WHEREAS, the Company and Executive desire to bring certain terms into compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, each as amended.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree to amend the Agreement, as follows:

1. Section 1(b)(i) of the Agreement is hereby amended by deleting the phrase “lump-sum cash payment of $300,000” and replacing it with the phrase “lump-sum cash payment equal to one (1) year’s base salary.”

2. Section 1(b)(ii) of the Agreement is hereby amended and replaced in its entirety as follows:

“(ii) the Company shall reimburse the premiums necessary to continue Executive’s group health insurance benefits under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to twelve (12) months following Executive’s employment termination date (the “COBRA Premiums”); provided, that Executive timely elects continued coverage under COBRA and otherwise qualifies for continued coverage.  The Company shall use commercially reasonable best efforts to reimburse such COBRA premiums in a manner that does not result in Executive recognizing gross income for federal and/or state income tax purposes.  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Premiums without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide Executive a taxable lump sum payment, payable within ten (10) business days after Executive executes and delivers to the Company the release and waiver contemplated by Section 3 hereof and such release and waiver becomes effective and irrevocable, in an amount equal to: (A) the monthly COBRA Premium that Executive would be required to pay to continue Executive’s group health plan coverage under COBRA at the rate in effect on the date of Executive’s termination, multiplied by (B) twelve (12), which payment shall be made regardless of whether Executive elects COBRA continuation coverage (“Other Payment”).  Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion that it cannot provide the Other Payment in lieu of COBRA, as described in the preceding sentence, without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive the Other Payment.”

3. Section 3 of the Agreement is hereby amended and replaced in its entirety as follows:

“3. Release.  The receipt of any severance or other benefits pursuant to Section 1 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company (the “Release”), and provided that such Release is effective no later than sixty (60) days following the termination of employment or such earlier date required by the Release (such deadline, the “Release Deadline”).  If the Release does not become effective by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement.  No severance or other benefits pursuant to Section 1 will be paid or provided until the Release becomes effective.  Notwithstanding any contrary provisions of Section 1, in the event that the termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which the Executive’s termination occurs, any severance that would be considered Deferred Payments (as defined in Section 10) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each severance benefit, or (iii) such time as required by Section 10.”

4. The first paragraph of Section 4 of the Agreement is hereby amended and replaced in its entirety as follows:

“4. Parachute Excise Tax. If the aggregate benefits set forth in Section 1 of this Agreement (the “Acceleration”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Acceleration shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be whichever of the following which would provide the largest after-tax benefit to Executive: (i) the largest portion of the Acceleration that would result in no portion of the Acceleration being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Acceleration, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Acceleration notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  In the event that the Acceleration is to be reduced, such Acceleration shall be cancelled in the following order: subsection 1(b)(ii), subsection 1(b)(i), and subsection 1(a).  In the event that the any Options are to be cancelled in connection with a reduction of the Acceleration, the Options shall be cancelled in the order of the Executive’s stock awards with the highest exercise price first.”

5. A new Section 10 is added to the Agreement as follows:

“10. Code Section 409A.  Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Internal Revenue Code Section 409A and the final regulations and official guidance thereunder  (“Section 409A”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment, then, if required, the Deferred Payments, which are otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue, without interest, to the extent required to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A, during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment or the date of Executive’s death, if earlier.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes herein.  Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein.

For purposes of this Agreement, “Section 409A Limit” means the lesser of 2 times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s employment is terminated.

The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Executive and the Company agree to work together in good faith to consider amendments to this Employment Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.”

6. Jurisdiction and venue in any action to interpret or enforce the terms of this Amendment and the Agreement shall be in the State of California and in the County of Santa Clara of the State of California. This Amendment and the Agreement shall be governed by the laws of the State of California other than the choice of laws principles of the laws of that state.

7. This Amendment and the Agreement represent the sole agreement of the Parties regarding the subject matter of this Amendment and supersedes any other prior or contemporaneous verbal or written agreements, promises or representations regarding the subject matter of this Amendment. This Amendment and the Agreement may not be modified except by a written instrument signed by both Parties.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	OPLINK COMMUNICATIONS, INC.

By:
Name:
Title:

EXECUTIVE	JOSEPH Y. LIU